Ford F-Series Hit Best May in 13 Years; Ford Brand SUVs Set Record – up 4.2 percent; Average Transaction Prices Up Substantially; Company's U.S. Sales Up 2.2 Percent

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MAY 2017 SALES

	Total Vehicle	Retail	Fleet	Truck	SUV	Car
U.S. Sales	**241,126**	**158,282**	**82,844**	**99,237**	**81,324**	**60,565**
Versus May 2016	2.2%	-0.8%	8.4%	9.4%	4.3%	-10.0%

HIGHLIGHTS

- **Ford Motor Company's overall U.S. sales for May 2017** totaled 241,126 vehicles, a 2.2 percent gain compared to last year
- **Retail results declined 0.8 percent,** with 158,282 vehicle sales
- **Fleet sales totaled 82,844 vehicles,** representing an 8.4 percent gain versus a year ago
- **Ford's average transaction pricing** increased $2,100 last month, significantly outpacing an overall industry increase of $500*
- **Ford F-Series sales of 76,027 pickups** increased 12.8 percent last month, for the best May results in 13 years. F-Series also saw a $3,300 increase in average transaction pricing*
- **Ford brand SUVs set May record,** with 74,910 vehicles sold – up 4.2 percent versus a year ago
- **Ford Explorer sales increased 20.7 percent,** with 22,715 SUVs sold, marking the vehicle's best May performance in 13 years
- **Ford Expedition sales of 5,758 SUVs** were up 13.9 percent last month
- **Ford Edge sales increased 11.0 percent,** with 13,752 vehicles sold
- **Lincoln retail sales increased 9.7 percent in May,** marking the brand's 16th straight month of year-over-year sales gains

About Ford Motor Company
Ford Motor Company is a global company based in Dearborn, Michigan. The company designs, manufactures, markets and services a full line of Ford cars, trucks, SUVs, electrified vehicles and Lincoln luxury vehicles, provides financial services through Ford Motor Credit Company and is pursuing leadership positions in electrification, autonomous vehicles and mobility solutions. Ford employs approximately 202,000 people worldwide. For more information regarding Ford, its products and Ford Motor Credit Company, please visit www.corporate.ford.com.

*Average transaction pricing is based on J.D. Power and Associates PIN data.



"May marked a standout month for Ford brand SUVs, with a May record 74,910 SUVs sold. Plus, we continued to see strong F-Series performance, with sales and share rising this year, along with average transaction pricing. In May, overall F-Series sales were up double digits and transaction prices grew $3,300 per truck."

Mark LaNeve, vice president, U.S. Marketing, Sales and Service

KEY VEHICLES



Ford F-Series Super Duty

Ford F-Series sales totaled 76,027 trucks. This marks F-Series' best May sales performance since 2004, with F-Series retail sales up in every region of the U.S.



2018 Ford Explorer

Ford brand SUV sales totaled 74,910 vehicles, marking another record-setting May. Growth came from a 21 percent gain in Explorer sales, along with a double-digit increase for both Expedition and Edge. The 2018 Explorer, left, hits Ford dealerships this fall.



2018 Ford Expedition

Ford Expedition sales totaled 5,758 vehicles last month, a 14 percent increase, for the SUV's best May performance in a decade. The all-new 2018 Expedition, left, goes on sale this fall.



2018 Lincoln Navigator

Lincoln retail sales were up 16 consecutive months in May. Lincoln MKC delivered strong gains, up 17 percent, followed by the all-new Lincoln Continental, with sales of 1,061 cars. The all-new Lincoln Navigator, left, arrives in dealer showrooms later this year.

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May 2017 Sales

MAY 2017 INVENTORY/FLEET RESULTS

FORD MOTOR COMPANY

MAY 2017

	May 2017		May CYTD	
Fleet Segment	Percent of Total Sales	YOY Change	Percent of Total Sales	YOY Change
Rental	15.7%	2.7 points	15.5%	0.4 points
Commercial	12.4%	(0.3) points	12.1%	(0.9) points
Government	6.3%	(0.4) points	6.1%	(0.2) points
Total Fleet	34.4%	2.0 points	33.7%	(0.7) points

	May 2017		April 2017		May 2016	
Gross Stock (incl. in-transit)	Units at Month-End	Days' Supply	Units at Month-End	Days' Supply	Units at Month-End	Days' Supply
Cars	165,543	68	167,779	87	178,176	64
SUVs	196,011	60	196,668	70	191,263	59
Trucks	329,711	83	323,523	92	353,900	94
Total	691,265	72	687,970	83	723,339	74

	May 2017		April 2017		May 2016	
Dealer Stock (on ground)	Units at Month-End	Days' Supply	Units at Month-End	Days' Supply	Units at Month-End	Days' Supply
Cars	133,273	55	138,063	72	144,284	51
SUVs	161,170	50	170,863	61	157,646	49
Trucks	279,106	70	284,684	81	313,041	83
Total	573,549	59	593,610	72	614,971	63

CONTACT

Erich Merkle
313.806.4562
emerkle2@ford.com

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May 2017 Sales